As filed with the Securities and Exchange Commission on August 14, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Inverness Medical Innovations, Inc.
(Exact name of registrant as specified in its charter)

51 Sawyer Road, Suite 200
Delaware	Waltham, Massachusetts 02453	04-3565120
(State or other jurisdiction of	(Address of Registrant’s Principal	(I.R.S. Employer
incorporation or organization)	Executive Offices)	Identification No.)
Concateno plc Enterprise Management Incentives Plan
Concateno plc Employee Benefit Trust Incentive Plan
Cozart plc 2004 Enterprise Management Incentive Plan
Management Arrangements pursuant to that certain Framework Agreement dated June 5, 2009 by and among Inverness Medical Innovations, Inc., Concateno plc,
Marwyn Neptune Fund L.P. (acting by its general partner Marwyn General Partner Limited)
and SG Hambros Trust Company (Channel Islands) Limited
(as trustee of the Concateno plc Employee Benefit Trust)
(Full titles of the plans)

Ron Zwanziger
Chairman, Chief Executive Officer and President
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Jay McNamara, Esq.
Senior Counsel, Corporate & Finance
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
Title of	Amount		maximum	maximum	Amount of
securities to be	to be		offering price	aggregate	registration
registered	registered (1)		per share	offering price	fee
Common Stock, $0.001 par value per share	315,227	(2)	$29.78 (3)	$9,387,460 (3)	$524
Common Stock, $0.001 par value per share	56,000	(4)	$33.37 (5)	$1,868,720 (5)	$105
Common Stock, $0.001 par value per share	75,000	(6)	$33.37 (5)	$2,502,750 (5)	$140
Total					$769

(1)	The registration statement also relates to such indeterminate number of additional shares of the registrant’s Common Stock as may be required pursuant to the Concateno plc Enterprise Management Incentive Plan, the Concateno plc Employee Benefit Trust Incentive Plan, the Cozart plc 2004 Enterprise Management Incentive Plan or the Management Arrangements pursuant to that certain Framework Agreement (the “Framework Agreement”) dated June 5, 2009 by and among Inverness Medical Innovations, Inc., Concateno plc, Marwyn Neptune Fund L.P. (acting by its general partner Marwyn General Partner Limited) and SG Hambros Trust Company (Channel Islands) Limited (as trustee of the Concateno plc Employee Benefit Trust) in the event of a stock dividend, stock split, split-up, recapitalization, forfeiture of stock or other similar event.
(2)	Represents shares of the registrant’s common stock issuable upon exercise of stock options granted pursuant to the Concateno plc Enterprise Management Incentive Plan, the Concateno plc Employee Benefit Trust Incentive Plan, and the Cozart plc 2004 Enterprise Management Incentive Plan.
(3)	Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee, based on the weighted average exercise price of the stock options granted pursuant to the Concateno plc Enterprise Management Incentive Plan, the Concateno plc Employee Benefit Trust Incentive Plan, and the Cozart plc 2004 Enterprise Management Incentive Plan.
(4)	Represents restricted shares of the registrant’s common stock issuable in connection with grants to certain executive officers of Concateno plc as an inducement to accept employment with the registrant pursuant to the Framework Agreement.
(5)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c), based on the average of the high and low sales prices of the registrant’s common stock on August 7, 2009.
(6)	Represents shares of the registrant’s common stock issuable upon exercise of stock options to be granted to certain executive officers of Concateno plc as an inducement to accept employment with the registrant pursuant to the Framework Agreement.

EXPLANATORY NOTE
          This registration statement registers (a) the issuance of shares of common stock of Inverness Medical Innovations, Inc. (the “Company”) upon the exercise of options granted in connection with the Company’s acquisition of Concateno plc (“Concateno”), (b) the issuance of 56,000 restricted shares of common stock of the Company to certain executive officers of Concateno in order to induce them to accept employment with the Company and (c) the issuance of 75,000 shares of common stock upon the exercise of options granted to certain executive officers of Concateno in order to induce them to accept employment with the Company.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The following documents filed with the Securities and Exchange Commission (SEC) are incorporated in this registration statement by reference:
•	The Company’s annual report on Form 10-K/A for the fiscal year ended December 31, 2008, filed with the SEC on April 10, 2009;

•	The Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 8, 2009;

•	The Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 7, 2009;

•	The Company’s current report on Form 8-K dated February 6, 2009, filed with the SEC on February 9, 2009;

•	The Company’s current report on Form 8-K dated March 16, 2009, filed with the SEC on March 20, 2009;

•	The Company’s current report on Form 8-K dated April 1, 2009, filed with the SEC on April 1, 2009;

•	The Company’s current report on Form 8-K dated April 30, 2009, filed with the SEC on April 30, 2009, as amended on July 1, 2009;

•	The Company’s current report on Form 8-K dated May 4, 2009, filed with the SEC on May 5, 2009;

•	The Company’s current report on Form 8-K dated May 12, 2009, filed with the SEC on May 12, 2009;

•	The Company’s current report on Form 8-K dated June 8, 2009, filed with the SEC on June 8, 2009;

•	The Company’s current report on Form 8-K dated June 18, 2009, filed with the SEC on June 23, 2009;

•	The Company’s current report on Form 8-K dated July 10, 2009, filed with the SEC on July 10, 2009;

•	The Company’s current report on Form 8-K dated August 4, 2009, filed with the SEC on August 4, 2009;

•	The Company’s current report on Form 8-K dated August 11, 2009, filed with the SEC on August 11, 2009;

•	The Company’s current report on Form 8-K dated August 11, 2009, filed with the SEC on August 14, 2009;

•	The Company’s definitive proxy statement filed with the SEC on April 30, 2009, including additional materials filed with the SEC on May 6, 2009;

•	the description of the Company’s common stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description; and

•	the description of the Company’s Series B convertible perpetual preferred stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description.

          In addition, all documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the most recent filing listed above and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into, and to be a part of, this registration statement.
Item 4. Description of Securities
          Not Applicable.
Item 5. Interest of Named Experts and Counsel
          The validity of the securities the Company is offering is being passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company. Mr. McNamara owns an aggregate of approximately 3,500 shares of common stock of the Company, as well as options to purchase an additional 21,399 shares of common stock of the Company.
Item 6. Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.
          Article V of the Company’s by-laws provides that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.
          Section 145(g) of the Delaware General Corporation Law and Article V of the Company by-laws provide that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.
          The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its directors and officers.
          Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
          Pursuant to the Delaware General Corporation Law, Article VII of the Company’s certificate of incorporation eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)

4.2	First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007)

4.3	Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007)

4.4	Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, as amended (File 333-149259))

4.5	Second Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

4.6	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001, filed on January 4, 2002)

4.7	Certificate of Elimination of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)

4.8	Certificate of Designations of Series B Convertible Perpetual Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)

Exhibit
Number	Description

4.9	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of the Company.

*23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

*23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.4	Consent of Grant Thornton Zhonghua, Independent Registered Public Accounting Firm.

23.5	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page to this registration statement).

*	Filed herewith.
Item 9. Undertakings
          (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on August 14, 2009.

Inverness Medical Innovations, Inc.
By:	/s/ Ron Zwanziger
Ron Zwanziger
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ron Zwanziger, David Teitel and Ellen Chiniara, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a “Rule 462(b) registration statement”) and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement or any Rule 462(b) registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Zwanziger Ron Zwanziger	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 14, 2009

/s/ David A. Teitel David A. Teitel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 14, 2009

/s/ Carol R. Goldberg Carol R. Goldberg	Director	August 14, 2009

/s/ Robert P. Khederian Robert P. Khederian	Director	August 14, 2009

/s/ John F. Levy John F. Levy	Director	August 14, 2009

/s/ Jerry McAleer, Ph.D.	Director	August 14, 2009
Jerry McAleer, Ph.D.

Signature	Title	Date

/s/ David Scott, Ph.D. David Scott, Ph.D.	Director	August 14, 2009

/s/ Peter Townsend Peter Townsend	Director	August 14, 2009

/s/ John A. Quelch John A. Quelch	Director	August 14, 2009

/s/ James Roosevelt, Jr. James Roosevelt, Jr.	Director	August 14, 2009

/s/ Eli Y. Adashi, MD Eli Y. Adashi, MD	Director	August 14, 2009

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)

4.2	First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007)

4.3	Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2007)

4.4	Second Certificate of Correction to the First Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, as amended (File 333-149259))

4.5	Second Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

4.6	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated December 20, 2001, filed on January 4, 2002)

4.7	Certificate of Elimination of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)

4.8	Certificate of Designations of Series B Convertible Perpetual Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, event date, May 9, 2008, filed on May 14, 2008)

4.9	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2001)

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of the Company.

*23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

*23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.4	Consent of Grant Thornton Zhonghua, Independent Registered Public Accounting Firm.

23.5	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page to this registration statement).

*	Filed herewith.